Parker Drilling Reports 2013 First Quarter Results

HOUSTON, May 1, 2013 /PRNewswire/ -- Parker Drilling Company (NYSE-PKD), an international drilling contractor and drilling services and rental tools provider, today reported results for the quarter ended March 31, 2013. The Company's results for the period included net income of $0.6 million or $0.00 per diluted share on revenues of $167.2 million. This included $3.5 million, pre-tax, of non-routine expenses related to the April acquisition of International Tubular Services Limited and certain affiliates (ITS) and the April settlement of the U.S. Department of Justice (DOJ) and Securities and Exchange Commission (SEC) investigations. Excluding the effects of non-routine items, the Company reported net income of $3.9 million or $0.03 per diluted share compared with a similarly adjusted 2012 fourth quarter net loss of $4.0 million or $0.03 per diluted share on revenues of $157.2 million. Adjusted EBITDA, excluding non-routine items, was $40.7 million, compared with $35.8 million for the preceding quarter. Details of the non-routine items are provided in the attached tables.

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Parker Drilling's first quarter results reflect the Company's operating performance, the impacts of strategic decisions to better position the Company's international rig fleet for profitable growth, and expenses related to the recent acquisition of ITS.

"We had an active, challenging and constructive start to the year," began Gary Rich, president and chief executive officer of Parker Drilling. "During the closing months of 2012 and beginning of 2013, the demand for U.S. rental tools and Gulf of Mexico barge drilling services softened. We focused on maintaining our high level of customer service, safety and efficiency while being responsive to competitive conditions and upholding our market position. By the end of the quarter, the barge drilling market firmed and competitive pressures in the rental tools market eased. As a result, our barge drilling operations returned to high levels of utilization and rising dayrates and our rental tools utilization improved.

"During the quarter, we reached an important milestone on the North Slope of Alaska, completing the launch of our Arctic Alaska Drilling Unit (AADU) rigs when the second of our two new-design rigs commenced operations in February. This achievement in our U.S. drilling activities was complemented by the successful startup of a new contract to operate and maintain three drilling platforms located offshore California.

"We continued our program to restore the performance of our international operations, and ended the quarter with three more rigs under contract than at year-end. These included contracts to begin work in Kurdistan later in 2013 with two rigs to be relocated from Kazakhstan. This puts us on a path toward improved results from higher utilization and increased operating scale in our focus regions.

"Following due diligence and negotiations during the first quarter, we concluded the acquisition of ITS in April. The addition of this international rental tools and drilling services business adds international presence to our rental tools segment with immediate scale from which to grow and increase profitability, two of our key corporate objectives," noted Mr. Rich.

First Quarter Highlights

  The U.S. barge drilling segment operated at full utilization throughout the month of March, and, for the quarter, achieved its highest average dayrate since 2008.
  Rental Tools equipment utilization increased from fourth quarter levels and the pace of price concessions was significantly less than in the prior quarter.
  The second of Parker Drilling's two new-design Arctic class rigs completed its acceptance testing process and commenced operating under the terms of the Company's five-year contract with BP.
  Parker was awarded a contract to operate and maintain three drilling platforms offshore California.  The project was quickly crewed up and began operating in mid-February.
  During the quarter, the International Drilling operation completed the moves of two rigs from their base in Algeria to reposition them for work in other markets.  As a result, the segment incurred $1.7 million of move-related costs.
  The Company initiated negotiations to acquire certain subsidiaries of ITS Tubular Services (Holdings) Limited. The acquisition, completed in April, expands the reach of Parker's rental tools business into growing international markets.

Outlook

"We are making progress in improving Parker's fundamental performance potential in line with our key corporate objectives," said Mr. Rich. "Our innovative AADU rigs have been successfully launched and are performing well. Our U.S. barge drilling fleet is operating at high utilization levels and rising dayrates. The U.S. rental tools business appears to be strengthening and the recent acquisition of ITS added a growing international position to our market presence. We are making progress toward repositioning our international land rigs that should lead to better returns from our rig fleet, complementing our growing operations and maintenance (O&M) activity," he concluded.

First Quarter Review

Parker Drilling's revenues for the 2013 first quarter, compared with the 2012 fourth quarter, increased 6 percent to $167.2 million from $157.2 million, segment gross margin rose 14 percent to $50.1 million from $44.1 million, and segment gross margin as a percentage of revenues improved to 30.0 percent from 28.0 percent. (Segment gross margin excludes depreciation and amortization expense).

  Rental Tools segment revenues were $57.1 million, segment gross margin was $32.2 million and segment gross margin as a percentage of revenues was 56.4 percent.  Compared with the 2012 fourth quarter, segment revenues increased 3 percent, gross margin weakened 2 percent, and gross margin as a percentage of revenues declined.  By focusing on meeting customer needs and actively rebalancing its stock of equipment among its operating locations, the Rental Tools segment achieved higher equipment utilization despite continued weakness in U.S. land drilling market conditions.  In addition, while price erosion continued, the pace of decline slowed.
  U.S. Barge Drilling segment revenues were $29.9 million, segment gross margin was $12.4 million, and segment gross margin as a percentage of revenues was 41.6 percent.  Compared with the 2012 fourth quarter, segment revenues increased 2 percent, gross margin fell 6 percent, and gross margin as a percentage of revenues declined.  Higher average utilization and rising dayrates led to the increase in revenues.  The earnings contribution from the operational improvement was offset by an increase in workers' compensation expense, compared with the prior quarter.
  U.S. Drilling segment revenues were $11.6 million, segment gross margin was $0.3 million and segment gross margin as a percentage of revenues was 2.8 percent. Compared with the 2012 fourth quarter, revenues increased as a result of the initiation during the first quarter of a new O&M contract to manage three drilling platforms located offshore California, and the first quarter start of operations by the second of two AADU rigs on the North Slope of Alaska.  Segment gross margins reflect receiving revenues for the second AADU rig for approximately one half of the 2013 first quarter, while incurring costs throughout the quarter as it was being prepared for operation.
  International Drilling segment revenues were $64.7 million, segment gross margin was $4.8 million, and segment gross margin as a percentage of revenues was 7.4 percent. Compared with the 2012 fourth quarter, segment revenues declined 4 percent, while segment gross margin increased and gross margin as a percentage of revenues rose.  An increase in revenues from higher rig fleet utilization was more than offset by the impact of rig mobilizations and operating downtime in the Latin America region.  The increase in segment operating margin reflects the benefits of improved fleet utilization, lessened by increased downtime, and $3.0 million less in rig redeployment related expenses.
  Technical Services segment revenues were $3.9 million, segment gross margin was $0.4 million and segment gross margin as a percentage of revenues was 9.1 percent.  Compared with the 2012 fourth quarter, segment revenues increased 25 percent and segment gross margin returned to profit. The upturn in results was primarily due to contribution from a customer-funded project.

General and administrative expense, excluding non-routine items, compared with the 2012 fourth quarter, increased $1.1 million, primarily due to costs of the ongoing implementation of a new enterprise resource planning system. Income tax expense, excluding non-routine items, reflects the tax impact of the settlement with the DOJ and SEC, and reduced taxes on prior period tax returns.

Capital Expenditures

Capital expenditures were $30.0 million for the 2013 first quarter. They included $12.2 million for the purchase of rental tools equipment, including products for the growing U.S. offshore market, and $4.5 million in enterprise resource planning system expenditures.

Conference Call

Parker Drilling has scheduled a conference call for 10:00 a.m. CDT (11:00 a.m. EDT) on Wednesday, May 1, 2013, to review reported results. The call will be available by telephone at (480) 629-9818. The call can also be accessed through the Investor Relations section of the Company's website. A replay of the call can be accessed on the Company's website for 12 months and will be available by telephone from May 1 through May 8 at (303) 590-3030, using the access code 4612858#.

Cautionary Statement

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. All statements in this press release other than statements of historical facts that address activities, events or developments that the Company expects, projects, believes, or anticipates will or may occur in the future are forward-looking statements. These statements include, but are not limited to, statements about the proposed settlement of the Company's DOJ and SEC investigations, anticipated future financial or operational results; the outlook for rig utilization and dayrates; general industry conditions such as the demand for drilling and the factors affecting demand; competitive advantages such as technological innovation; future operating results of the Company's rigs, rental tools operations and projects under management; capital expenditures; expansion and growth opportunities; acquisitions or joint ventures; asset sales; successful negotiation and execution of contracts; scheduled delivery of drilling rigs for operation; the strengthening of the Company's financial position; increases in market share; outcomes of legal proceedings and investigations; compliance with credit facility and indenture covenants; and similar matters. These statements are based on certain assumptions made by the Company based on management's experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Although the Company believes that its expectations stated in this press release are based on reasonable assumptions, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, that could cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to changes in worldwide economic and business conditions that could adversely affect market conditions, fluctuations in oil and natural gas prices that could reduce the demand for drilling services, changes in laws or government regulations that could adversely affect the cost of doing business, our ability to refinance our debt and other important factors that could cause actual results to differ materially from those projected as described in the Company's reports filed with the Securities and Exchange Commission. See "Risk Factors" in the Company's Annual Report filed on Form 10-K and other public filings and press releases. Each forward-looking statement speaks only as of the date of this press release and the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Company Description

Parker Drilling (NYSE: PKD) provides high-performance contract drilling solutions, rental tools, well services, and project management to the energy industry. Parker Drilling's rig fleet includes 23 land rigs and two offshore barge rigs in international locations, 12 barge rigs in the U.S. Gulf of Mexico, and two land rigs in Alaska. The Company's rental tools business supplies premium equipment to operators on land and offshore in the U.S. and international markets and well services to international customers. Parker Drilling also performs contract drilling for customer-owned rigs and provides technical services addressing drilling challenges for E&P customers worldwide. More information about Parker Drilling can be found on the Company's website including operating status reports for the Company's Rental Tools segment and its international and U.S. Gulf of Mexico rig fleets, updated monthly.

PARKER DRILLING COMPANY
Consolidated Condensed Balance Sheets
(Dollars in Thousands)

	March 31, 2013	December 31, 2012
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$ 83,687	$ 87,886
Accounts and Notes Receivable, Net	187,632	168,562
Rig Materials and Supplies	29,388	28,860
Deferred Costs	3,775	1,089
Deferred Income Taxes	10,406	8,742
Assets held for sale	11,526	11,550
Other Current Assets	50,499	46,345
TOTAL CURRENT ASSETS	376,913	353,034

PROPERTY, PLANT AND EQUIPMENT, NET	784,795	786,158

OTHER ASSETS
Deferred Income Taxes	99,898	95,295
Other Assets	18,483	21,246
TOTAL OTHER ASSETS	118,381	116,541

TOTAL ASSETS	$ 1,280,089	$ 1,255,733

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Current Portion of Long-Term Debt	$ 10,000	$ 10,000
Accounts Payable and Accrued Liabilities	162,064	141,866
TOTAL CURRENT LIABILITIES	172,064	151,866

LONG-TERM DEBT	466,449	469,205

LONG-TERM DEFERRED TAX LIABILITY	25,507	20,847

OTHER LONG-TERM LIABILITIES	22,756	23,182

TOTAL CONTROLLING INTEREST IN STOCKHOLDERS' EQUITY	594,104	591,404
Noncontrolling interest	(791)	(771)
TOTAL EQUITY	593,313	590,633

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 1,280,089	$ 1,255,733

Current Ratio	2.19	2.32

Total Debt as a Percent of Capitalization	45%	45%

Book Value Per Common Share	$ 4.97	$ 4.97

PARKER DRILLING COMPANY
Consolidated Statement Of Operations
(Dollars in Thousands, Except Per Share Data)
(Unaudited)

			Three Months Ended December 31,
	Three Months Ended March 31,
	2013	2012	2012

REVENUES:	$ 167,155	$ 176,569	$ 157,187

EXPENSES:
Operating Expenses	117,046	94,932	113,122
Depreciation and Amortization	29,512	27,619	27,660

TOTAL OPERATING GROSS MARGIN	20,597	54,018	16,405

General and Administrative Expense	(12,883)	(5,497)	(24,230)
Gain on Disposition of Assets, Net	1,148	492	(492)

TOTAL OPERATING INCOME	8,862	49,013	(8,317)

OTHER INCOME AND (EXPENSE):
Interest Expense	(10,006)	(8,037)	(8,409)
Interest Income	37	26	44
Loss on extinguishment of debt	-	-	(364)
Change in fair value of derivative positions	59	(49)	47
Other	116	16	(444)
TOTAL OTHER EXPENSE	(9,794)	(8,044)	(9,126)

INCOME (LOSS) BEFORE INCOME TAXES	(932)	40,969	(17,443)

INCOME TAX EXPENSE (BENEFIT)	(1,504)	14,643	2,724

NET INCOME (LOSS)	572	26,326	(20,167)
Less: net income (loss) attributable to noncontrolling interest	(20)	(66)	(69)
NET INCOME ATTRIBUTABLE TO CONTROLLING INTEREST	$ 592	$ 26,392	$ (20,098)

EARNINGS PER SHARE - BASIC
Net Income (loss)	$ 0.00	$ 0.23	$ (0.17)

EARNINGS PER SHARE - DILUTED
Net Income (loss)	$ 0.00	$ 0.22	$ (0.17)

NUMBER OF COMMON SHARES USED IN COMPUTING EARNINGS PER SHARE
Basic	118,867,678	116,848,516	118,503,732
Diluted	120,072,574	118,404,491	118,503,732

PARKER DRILLING COMPANY
Selected Financial Data
(Dollars in Thousands)
(Unaudited)

	Three Months Ended
	March 31,		December 31,
	2013	2012	2012

REVENUES:
Rental Tools	$ 57,082	$ 66,284	$ 55,666
U.S. Barge Drilling	29,865	27,835	29,404
U.S. Drilling	11,635	-	1,387
International Drilling	64,650	78,750	67,596
Technical Services	3,923	3,700	3,134
Construction Contract	-	-	-
Total Revenues	167,155	176,569	157,187

OPERATING EXPENSES:
Rental Tools	24,875	21,630	22,823
U.S. Barge Drilling	17,441	17,140	16,217
U.S. Drilling	11,309	466	5,897
International Drilling	59,854	52,243	64,932
Technical Services	3,567	3,453	3,253
Construction Contract	-	-	-
Total Operating Expenses	117,046	94,932	113,122

OPERATING GROSS MARGIN:
Rental Tools	32,207	44,654	32,843
U.S. Barge Drilling	12,424	10,695	13,187
U.S. Drilling	326	(466)	(4,510)
International Drilling	4,796	26,507	2,664
Technical Services	356	247	(119)
Construction Contract	-	-	-
Depreciation and Amortization	(29,512)	(27,619)	(27,660)
Total Operating Gross Margin	20,597	54,018	16,405

PARKER DRILLING COMPANY
Adjusted EBITDA
(Dollars in Thousands)

	Three Months Ended
	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012

Net Income (Loss) Attributable to Controlling Interest	$ 592	$ (20,098)	$ 10,936	$ 20,083	$ 26,392
Adjustments:
Income Tax (Benefit) Expense	(1,504)	2,724	6,695	9,817	14,643
Interest Expense	10,006	8,409	8,171	8,925	8,037
Other Income and Expense	(212)	717	42	1,538	7
Gain on Disposition of Assets, Net	(1,148)	492	(606)	(1,368)	(492)
Depreciation and Amortization	29,512	27,660	29,779	27,959	27,619
Impairment and other charges	-	-	-	-	-
Provision for Reduction in Carrying Value of Certain Assets	-	-	-	-	-

Adjusted EBITDA	37,246	19,904	55,017	66,954	76,206

Adjustments:
Non-routine Items	3,463	15,921	564	42	23

Adjusted EBITDA after Non-routine Items	$ 40,709	$ 35,825	$ 55,581	$ 66,996	$ 76,229

PARKER DRILLING COMPANY
Reconciliation of Non-Routine Items *
(Dollars in Thousands, except Per Share)
(Unaudited)

	Three Months Ending	Three Months Ending	Three Months Ending
	March 31, 2013	December 31, 2012	March 31, 2012

Net income attributable to controlling interest	$ 592	$ (20,098)	$ 26,392
Earnings per diluted share	$ 0.00	$ (0.17)	$ 0.22

Adjustments:
ITS Acquisition Due Diligence	$ 3,015	$ -	$ -
U.S. Department of Justice proposed settlement	-	15,850	-
Extinguishment of debt	-	364	-
U.S. regulatory investigations / legal matters	448	71	23
Total adjustments	3,463	16,285	23
Tax effect of non-routine adjustments	(157)	(152)	(8)
Net non-routine adjustments	3,306	16,133	15

Adjusted net income attributable to controlling interest	$ 3,898	$ (3,965)	$ 26,407
Adjusted earnings per diluted share	$ 0.03	$ (0.03)	$ 0.22

*

Adjusted net income, a non-GAAP financial measure, excludes items that management believes are of a non-routine nature and which detract from an understanding of normal operating performance and comparisons with other periods. Management also believes that results excluding these items are more comparable to estimates provided by securities analysts and used by them in evaluating the Company's performance.

CONTACT: Investor Relations, Richard Bajenski, Director, Investor Relations, (281) 406-2030, or Media Relations, Stephanie Dixon, Manager, Marketing & Corporate Communications, (281) 406-2212